Exhibit 99.3

LOCHINVAR CORPORATION

CONDENSED STATEMENTS OF EARNINGS

Nine Months ended August 27, 2011 and August 28, 2010

(dollars in millions)

(unaudited)

	Nine Months Ended
	August 27, 2011	August 28, 2010
Net sales	$138.1	$121.1
Cost of sales	86.2	75.4

Gross profit	51.9	45.7
Selling, general and administrative expenses	34.2	44.7

Operating income	17.7	1.0
Other income	0.3	0.3

Earnings before state income taxes	18.0	1.3

State income taxes	1.1	0.1

Net earnings	$16.9	$1.2

See accompanying notes to unaudited condensed consolidated financial statements

LOCHINVAR CORPORATION

CONDENSED BALANCE SHEETS

August 27, 2011 and November 28, 2010

(dollars in millions)

	(unaudited) August 27, 2011	November 28, 2010
Assets
Current assets:
Cash and cash equivalents	$9.0	$6.3
Trade accounts receivable, less allowance for doubtful receivables of $0.7 and $0.6 in 2011 and 2010, respectively	24.3	20.3
Inventories	21.8	21.1
Prepaid expenses	0.4	0.2
Deferred income taxes	0.2	0.2

Total current assets	55.7	48.1

Property and equipment, net	6.4	6.9
Other assets:
Marketable securities	—	6.3
Cash surrender value of life insurance	—	1.8
Income tax deposit	1.0	1.0

	$63.1	$64.1

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payables	$11.0	$11.1
Accrued expenses, including current portion of product warranties	11.6	9.3

Total current liabilities	22.6	20.4

Product warranties, excluding current portion	1.1	0.6

Total liabilities	23.7	21.0

Stockholders’ Equity:

Common stock of no par value: 10,000 shares authorized, 5,966 shares issued and outstanding	—	—
Additional paid-in capital	0.7	0.7
Retained earnings	38.3	42.0
Accumulated other comprehensive income	0.4	0.4

Total stockholders’ equity	39.4	43.1

	$63.1	$64.1

See accompanying notes to unaudited condensed consolidated financial statements

LOCHINVAR CORPORATION

CONDENSED STATEMENT OF CASH FLOWS

Nine Months ended August 27, 2011 and August 28, 2010

(dollars in millions)

(unaudited)

	Nine Months Ended
	August 27, 2011	August 28, 2010
Operating Activities
Net earnings	$16.9	$1.2
Adjustments to reconcile net earnings to cash provided (used) by operating activities:
Depreciation and amortization	1.5	1.5
(Gain) loss on sale of marketable securities, net	(0.1)	(0.1)
(Increase) decrease in operating assets:
Trade accounts receivable	(4.1)	(5.6)
Inventories	(0.7)	(4.8)
Prepaid expenses	(0.2)	(0.1)
Income tax deposit	—	(0.1)
Increase (decrease) in operating liabilities:
Accounts payable	(0.1)	3.0
Accrued expenses, including current portion of product warranties	2.3	17.5
Product warranties, excluding current portion	0.5	0.4

Total adjustments	(17.6)	10.7

Net cash provided (used) by operating activities	(0.7)	11.9

Cash flows from investing activities
Purchases of property and equipment	(1.0)	(1.8)
Proceeds from sale of marketable securities	6.3	—
Proceeds from sale of life insurance	1.8	—

Net cash provided (used) by investing activities	7.1	(1.8)
Cash flows used in financing activity
Dividend	(20.6)	—

Net cash used in financing activity	(20.6)	—

Increase in cash and cash equivalents	2.7	11.3
Cash and cash equivalents at beginning of period	6.3	11.9

Cash and cash equivalents at end of period	$9.0	$23.2

See accompanying notes to unaudited condensed consolidated financial statements

LOCHINVAR CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

August 27, 2011

(unaudited)

1.	Nature of Business

Lochinvar Corporation (the “Company”) is engaged in the manufacturing and wholesale distribution of commercial and residential water heaters and boilers to various customers located throughout the United States and other international markets.

2.	Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month periods ended August 27, 2011 and August 28, 2010 are not necessarily indicative of the results expected for the full year.

3.	Inventories

A summary of inventories as of August 27, 2011 and November 28, 2010 is as follows (in millions):

	2011	2010
Parts and raw materials	$12.5	$12.5
Finished goods	9.3	8.6

	$21.8	$21.1

4.	Income taxes

The Company has elected to be taxed as a Subchapter “S” corporation for federal income tax purposes and has not recorded a provision for federal income taxes.

As of August 27, 2011 and August 28, 2010, the Company has accrued no interest or penalties related to uncertain tax positions.

The Company is currently open to audit under the statute of limitations by the state of Tennessee for the years ended November 30, 2006 through 2010.

5.	Related party transactions

Trade accounts receivable includes approximately $0.7 million and $0.5 million at August, 27, 2011 and November 28, 2010, respectively due from Lochinvar Limited, an affiliated entity owned 100% by the Company’s stockholders, located in the United Kingdom. Net sales to this affiliated company were approximately $2.9 million and $2.5 million for the nine month periods ended August 27, 2011 and August 28, 2010.

The Company accrued for compensation payments to stockholders in excess of their base compensation totaling approximately $9.8 million and $21.6 million for the nine month periods ended August 27, 2011 and August 28, 2010.

6.	Subsequent events

On August 26, 2011, the stockholders consummated the sale of the Company’s stock to A. O. Smith Corporation (“A. O. Smith”). Under the terms of the Stock Purchase Agreement, dated as of July 18, 2011, A. O. Smith purchased all of the issued and outstanding stock of the Company and its U.K. sales affiliate, Lochinvar Limited, from the stockholders of such entities and, under a related agreement, A. O. Smith purchase Lochinvar’s headquarters and manufacturing facility located in Lebanon, Tennessee. A. O. Smith paid an aggregate purchase price of $418 million in cash at closing for these transactions, consisting of $390 million for the stock of Lochinvar and Lochinvar Limited and $28 million for Lochinvar’s headquarters and manufacturing facility.

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